CERTAIN IMMATERIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(a)(5), (a)(6) and (b)(10)(iv).

STANDBY LICENSE AGREEMENT

This Standby License Agreement (this “Agreement”) is entered into as of the 9th day of

February, 2026 (the “Effective Date”), by and among Beam Therapeutics Inc., a Delaware corporation (“Beam”), Bio Palette Co., Ltd., a Japanese corporation (“Bio Palette”) and Kobe University, a national university corporation organized under the laws of Japan (“Kobe” and, together with Beam and Bio Palette, collectively the “Parties” and each a “Party”).

WHEREAS, Kobe and Bio Palette are parties to that certain License Agreement dated as of May 9, 2017, as amended by those certain Memoranda of Understanding dated September 28, 2018, March 27, 2019, September 16, 2021, April 26, 2023, and June 18, 2024 (the “Prime License”);

WHEREAS, Bio Palette and Beam are parties to that certain License Agreement dated as of March 27, 2019, as amended as of October 28, 2021 (collectively, the “License Agreement”), under which Bio Palette has sublicensed to Beam certain rights under the Prime License; and

WHEREAS, Beam and Bio Palette have requested that Kobe grant a standby license to Beam and provide the assurances and make the acknowledgements set forth herein; and

WHEREAS, Kobe has agreed to grant such standby license and provide such assurances and make such acknowledgements to the extent set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, agreeing to be legally bound, agree as follows:

1.
Current Effectiveness of the Prime License. As of the date of this Agreement, Bio Palette and Kobe acknowledge and agree that the Prime License has not expired, remains in full force and effect, Kobe has not given any notice to Bio Palette of any default by Bio Palette under the Prime License and Kobe is not aware of the existence of any fact or circumstance that, with the giving of notice or the lapse of time, would give Kobe the right to terminate the Prime License. The copy of the Prime License attached hereto as Exhibit A is a true and complete copy thereof, and there is no other agreement between Kobe and Bio Palette regarding the subject matter of the Prime License.
2.
Acknowledgement of License Agreement. Kobe hereby acknowledges the terms of the License Agreement, which is attached hereto as Exhibit B.
3.
Standby License; Payments.
(a)
If, at any time, the Prime License terminates or otherwise ceases to be in effect for any reason other than (i) a termination by Kobe due to Bio Palette’s default of the Prime License, which default by Bio Palette is a direct result, in all material respect(s), of Beam’s material breach of the License Agreement, or (ii) a termination by mutual agreement of Kobe and Bio Palette in connection with the execution of a new license agreement for the Bio Palette Patents (as defined in the License Agreement) between Kobe, Bio Palette, and/or their Affiliates (as defined in the License Agreement) or their successors in interest in connection with a merger, consolidation, reorganization, stock sale, sale of all or substantially all assets of the business, or a change of control transaction in each case involving Bio Palette, which new license agreement includes a standby license in favor of Beam of the same scope set forth in this Section 3 and grants to Bio Palette or its Affiliate or successor in interest a scope of rights that does not reduce or otherwise adversely affect the scope of rights sublicensed by Bio Palette to Beam under the License Agreement (the effective time of such termination or other cessation, for clarity, other than a termination under this Section 3(a)(i) or 3(a)(ii), the “Effective Time”), Kobe hereby grants, effective as of the Effective Time, directly to Beam, an exclusive (even as to Kobe and its Affiliates, provided that, Kobe retains the right to conduct non-commercial activities, consisting exclusively of academic and research activities) license to practice the Patents (as defined in the License Agreement) set forth on Exhibit C (the “Kobe Patents”) sublicensed to Beam by Bio Palette in the License Agreement prior to such termination or other cessation, of the same scope as the license granted to Beam pursuant to Section 2.1.1 of the License Agreement, including the right of Beam to sublicense in accordance with Section 2.2 of the License Agreement, without any need for further action by Beam (the “Beam Standby License”); provided further that the Beam Standby License shall be subject to the reservation of rights in Section 2.3 of the License Agreement and subject to Beam’s continued material performance of its applicable obligations under the License Agreement, including under Section 2.2.1, Section 3.5, and Section 4.4 of the License Agreement. As of the Effective Time, the Kobe Patents listed on Exhibit C shall no longer be considered Bio Palette Patents under the License Agreement and shall be deemed deleted from Exhibit B of the License Agreement and shall instead be licensed under the Beam Standby License as provided in this Section 3(a). Kobe and Beam further shall promptly, but no later than [***] after the Effective Time, enter into a confirmatory direct license agreement between them reflecting the terms set forth herein, and such other customary terms as Kobe and Beam may agree, which confirmatory direct license shall supersede this Agreement.

(b)
On a going forward basis, after the Effective Time, as the sole financial consideration for the Beam Standby License (along with the patent prosecution and maintenance costs described in this Section 3(b)), solely with respect to Beam Licensed Products that are Covered (as defined in the License Agreement) by a Kobe Patent, Beam shall pay directly to Kobe (and not to Bio Palette) amounts that subsequently become payable by Beam to Bio Palette pursuant to Section 4.4 of the License Agreement (which payments shall hereinafter be made directly to Kobe concurrently with the delivery of royalty reports in accordance with Section 4.5 of the License Agreement). The Parties acknowledge and agree that, prior to the Effective Date, Beam has fully satisfied the payments required under Sections 4.1 and 4.2 of the License Agreement and the equity issuances required under Section 4.3 of the License Agreement. In addition, on a going forward basis, after the Effective Time, Beam shall assume responsibility for the patent prosecution and maintenance costs incurred after the Effective Time for the Kobe Patents described in Exhibit C, and Beam shall have the first right to control the prosecution and maintenance of all such Kobe Patents in all countries of the world. For clarity, Beam shall control the prosecution and maintenance of all such Kobe Patents using patent counsel of its own choosing and at its own cost and expense. Beam shall provide Kobe with copies of all correspondence from and to any patent office relating to such Kobe Patents, and Beam shall provide Kobe with drafts of all proposed filings to any patent office (including but not limited to the draft amendments and amendments) with respect to such Kobe Patents before submission of such filings, with reasonable time for Kobe’s review and comment. Beam will take into consideration Kobe’s reasonable and timely comments prior to submitting such filings. If Beam intends to abandon, cease prosecution, or not maintain any of the Kobe Patents anywhere in the world, then Beam will notify Kobe of such intention at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Kobe Patent. In such event, Kobe will have the right, but not the obligation, to assume responsibility for the prosecution and maintenance of such Kobe Patent with counsel of its own choice. As of Beam’s notification of its intent to abandon, cease prosecution, or not maintain any Kobe Patent, such Patent will be deemed excluded from the Kobe Patents and deemed deleted from Exhibit C automatically, and Beam shall have no further right to practice such Patent.

4.
Additional Agreement.
(a)
Kobe shall send a copy to Beam of any termination notice that Kobe sends to Bio Palette with respect to the Prime License.
5.
Notices. Any notice required or permitted hereunder shall be sent by registered or certified mail or by an equivalent delivery service capable of verification to the relevant addresses stated below, with a copy by email to the relevant email addresses below, or to such other addresses or email addresses that the relevant receiving Parties may provide in the future by notice in writing in accordance with this Section 5.

If to Beam:

Beam Therapeutics Inc. 238 Main St., 9th Floor Cambridge, MA 02142

Attention: Chief Legal Officer email: [***]

If to Bio Palette:

Bio Palette Co., Ltd.

6-1, Otemachi 1-chome,

Chiyoda-ku, Tokyo, 100-00046-1, Japan

Attention: Chief Operating Officer email: [***]

If to Kobe:

National University Corporation Kobe University

1-1, Rokkodai-cho, Nada-ku, Kobe-shi, Hyogo, Japan Attention: Chief / Enterprise Partnerships Division

email: [***]

6.
Miscellaneous.
(a)
This Agreement contains the entire agreement between the Parties with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the Parties related to such matters. This Agreement may not be amended or modified except by a written instrument signed by the Parties.
(b)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding: (a) its conflicts of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. Any dispute between the Parties arising out of or related to this Agreement will be subject to the dispute resolution provisions under Article 10 of the License Agreement, provided that, solely for the purposes of this Agreement, in the sixth sentence of Section 10.2.3 of the License Agreement, “Boston, MA office” shall be replaced by “New York, NY office”.
(c)
No Party may assign this Agreement without the consent of the other Parties, except as otherwise provided in this Section 6(c). Each Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Parties, provided that such assigning Party provides the other Parties with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, each Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Parties to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates, provided that such assigning Party provides the other Parties with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 6(c) shall be null and void.
(d)
No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of a Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by a Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
(e)
Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture among the Parties. Each Party is an independent contractor. No Party shall assume, either directly or indirectly, any liability of or for any other Party. No Party shall have the authority to bind or obligate any other Party and no Party shall represent that it has such authority.
(f)
If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction.
(g)
This Agreement is drafted in the English language and the English language version of this Agreement is deemed to be the legally binding and enforceable version of this Agreement, notwithstanding any translation of this Agreement into any other language. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
(h)
This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. Facsimile or electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

BEAM THERAPEUTICS INC.

Per: /s/ John Evans

Name: John Evans

Title: Chief Executive Officer

BIO PALETTE CO., LTD.

Per: /s/ Yoshinori Bamba

Name: Yoshinori Bamba

Title: Representative Director & Chief Executive Officer

NATIONAL UNIVERSITY CORPORATION KOBE UNIVERSITY

Per: /s/ Atsushi Moriyama

Name: Atsushi Moriyama

Title: Executive Vice President in Charge of Finance

Exhibit A

Prime License

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Exhibit B

License Agreement

[***]

Exhibit C

Kobe Patents

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